UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

ACA/Prism Multi-Strat Alternatives Fund

Address of Principal Business Office:

 25 Recreation Park Drive, Suite 110

Hingham, MA 02043-4256

Telephone Number:

(781) 875-3185

Name and Address of Agent for Service of Process:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [    ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Hingham and state of Massachusetts on the 13th day of September, 2016.

ACA/Prism Multi-Strat Alternatives Fund Target Conversion Trust

By: /s/ Peter DeCaprio
Peter DeCaprio Trustee

Attest:	/s/ James B. Craver
James B. Craver
Chief Compliance Officer